                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE
 SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 0-17980

                               RALLY'S HAMBURGERS, INC.
                (Exact name of registrant as specified in its charter)

  14255 49TH STREET NORTH, BUILDING 1, CLEARWATER, FLORIDA 33762; (727) 519-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Title of each class of securities covered by this Form: COMMON STOCK;
                                                             WARRANTS; AND
                                                             9 7/8% SENIOR NOTES

     Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains: NONE

     Appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(i)         /X/       Rule 12h-3(b)(1)(ii)          / /
          Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(2)(i)           / /
          Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(ii)          / /
          Rule 12g-4(a)(2)(ii)     / /       Rule 15d-6                    / /
          Rule 12h-3(b)(1)(i)      /X/

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rally's Hamburgers, Inc. (registrant) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 12, 1999             By: /s/ DREW D. SIMONS
                                       --------------------------------
                                   Name:  Drew D. Simons
                                   Title: Senior Vice President,
                                          Secretary and General Counsel